As filed with the Securities and Exchange Commission on August 3, 2000
                                                  Registration No.
                                                                   -------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                               ENVIROSOURCE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                           34-0617390
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                         Identification No.)

          1155 Business Center Drive, Horsham, Pennsylvania 19044-3454 (Address of principal executive offices, including zip code)

                    ENVIROSOURCE, INC. 1999 STOCK OPTION PLAN
                            (Full title of the Plan)


                              Leon Z. Heller, Esq.
                               ENVIROSOURCE, INC.
                           1155 Business Center Drive
                        Horsham, Pennsylvania 19044-3454
                                 (215) 956-5500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

=================================================================================================
                                            Proposed Maximum  Proposed Maximum
Title of Securities         Amount To        Offering Price      Aggregate          Amount Of
To Be  Registered         Be Registered       Per Share(1)    Offering Price(1)  Registration Fee

Common Stock, par value  500,000 Shares(2)       $.25             $125,000            $33.00
   $0.05 per share
=================================================================================================

1 Estimated for the sole purpose of computing the registration fee. Pursuant to Rule 457(c), the stated price represents the average of the high and low prices of the registrant's Common Stock in composite trading on July 28, 2000.

2 Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional indeterminate number of shares of Common Stock or other securities as may become issuable upon exercise of purchase rights or otherwise by reason of adjustments pursuant to the anti-dilution provisions of the Envirosource, Inc. 1999 Stock Option Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Pursuant to the note to Part I of Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, as amended ("Securities Act") and the regulations thereunder, the document or documents containing the information specified in
Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission ("SEC") as part of this Form S-8 Registration Statement and, therefore, are not set forth herein.

         The documents containing the information specified in Part I of this Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed with the SEC by Envirosource, Inc. ("Company") are hereby incorporated by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed on March 29, 2000 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 filed on May 9, 2000 pursuant to the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of filing such documents.


ITEM 4.           DESCRIPTION OF SECURITIES.

General

         At August 1, 2000, the authorized capital stock of the Company consisted of 20,000,000 shares of common stock, par value $.05 per share (the "Common Stock") and 5,620,000 shares of preferred stock, par value $.25 per share. At August 1, 2000, there were 5,813,394 shares of Common Stock outstanding, and there were approximately 875,586 shares of Common Stock reserved for issuance in connection with options, warrants and conversion rights. At August 1, 2000, there were no shares of preferred stock outstanding.

         The Company may issue additional shares of Common Stock and preferred stock in the future in connection with acquisitions, corporate combinations or financing activities.

Common Stock

         Holders of the Common Stock are entitled to one vote for each share held of record, and are entitled to receive any dividends that may be declared by the Board of Directors out of funds legally available therefor and (after satisfaction in full of the prior rights of creditors and the holders of preferred stock) to share pro rata in the net assets of the Company upon liquidation. Holders of the Common Stock do not have preemptive, subscription or redemption rights. Upon issuance in accordance with the terms of the 1999 Stock Option Plan, and after receipt of consideration therefor, all shares of the Common Stock offered hereby will be validly issued, fully paid and nonassessable.

         The Company has not paid a cash dividend on its Common Stock since November 1983 and has no present plan to pay cash dividends. The Company is currently prohibited from paying cash dividends on its Common Stock by its bank loan and security agreement. In addition, the indentures governing the Company's 9-3/4% Senior Notes due 2003 restrict the payment of dividends under certain circumstances.

         The Company's Certificate of Incorporation requires the affirmative vote of the holders of 80% of the outstanding shares of the Common Stock voting separately as a class to remove any director and requires the affirmative vote of the holders of 66-2/3% of the outstanding shares of the Common Stock voting separately as a class (i) to amend the Certificate of Incorporation (except to change the name of the Company or its principal office, which may be accomplished by a majority vote) or (ii) to approve the issuance during any 24-month period of shares of capital stock or other securities, which would entitle the holders thereof to cast 5% or more of the votes for the election of directors, any merger, consolidation or other reorganization of the Company, any dissolution, liquidation or winding up of the Company or any sale or disposition of any substantial portion of the assets of the Company; except that such 66-2/3% vote of the stockholders is not required to authorize or effect any transaction described in clause (ii) that has been approved by 80% of the Board of Directors. In addition, the Company's By-laws provide that special stockholders' meetings may be held only pursuant to a call by the Chairman of the Board, the President, the Board of Directors or any person or persons holding at least 50% of the outstanding shares entitled to vote at such meeting.

         The Common Stock is traded on the OTC Bulletin Board. The transfer agent and registrar for the Common Stock and preferred stock is American Stock Transfer & Trust Company.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the Common Stock offered hereby will be opined upon by Leon Z. Heller, Esq. Mr. Heller is Vice President, Secretary and General Counsel of the Company, owns shares of the Company's Common Stock, and holds options to purchase shares of the Company's Common Stock under one or more of the Company's stock incentive plans.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Envirosource, Inc. is a Delaware corporation. Article VII Section 4 of the Company's By-Laws provides that the Company may indemnify its officers and directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believe to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Article TENTH of the Company's Certificate of Incorporation currently provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         The directors and officers of the Company are insured against losses arising from claims against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7.           EXEMPTIONS FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.           EXHIBITS.

         The  following   exhibits  have  been  filed  with  this   Registration
Statement:

         Exhibit No.           Exhibit

           5.1*                Opinion of Leon Z. Heller, Esq.

           10.1 Envirosource, Inc. 1999 Stock Option Plan (incorporated herein by reference to Appendix A to the Company's Proxy Statement filed April 30, 1999, in respect of its 1999 Annual Meeting of Stockholders (File No. 1-1363)).

           23.1*               Consent of Grant Thornton LLP.

           23.2*               Consent of Ernst & Young LLP.

           23.3*               Consent of Leon Z.  Heller,  Esq.  (contained  in
                               Exhibit 5.1)


           *     Filed herewith.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (d) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania.

Dated:  August 3, 2000
                                                           ENVIROSOURCE, INC.



                                                        By: /s/ JOHN T. DILACQUA
                                                            --------------------
                                                            John T. DiLacqua
                                                            President and Chief
                                                            Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 3, 2000.


Signature                                   Title
---------                                   -----

/s/ JOHN T. DILACQUA                         President, Chief Executive Officer
--------------------
John T. DiLacqua                             and Director (Principal Executive
                                             Officer)


/s/ JOHN C. HEENAN                           Senior Vice President and Chief
------------------
John C. Heenan                               Financial Officer (Principal
                                             Financial and Accounting Officer)


/s/ ROBERT N. GURNITZ                        Chairman of the Board of Directors
---------------------
Robert N. Gurnitz

/s/ WALLACE B. ASKINS                        Director
---------------------
Wallace B. Askins


/s/ RAYMOND P. CALDIERO                      Director
-----------------------
Raymond P. Caldiero


                                             Director
---------------------
Jeffrey G. Miller

/s/ JON D. RALPH                             Director
----------------
Jon D. Ralph


/s/ JOHN M. ROTH                             Director
----------------
John M. Roth


/s/ J. FREDERICK SIMMONS                     Director
------------------------
J. Frederick Simmons


                                             Director
--------------------
Ronald P. Spogli

                                  EXHIBIT INDEX


         Exhibit No.                Exhibit

           5.1                      Opinion of Leon Z. Heller, Esq.

           23.1                     Consent of Grant Thornton LLP.

           23.2                     Consent of Ernst & Young LLP.

           23.3 Consent of Leon Z. Heller, Esq. (contained in Exhibit 5.1)